Exhibit 99.1

Nuvation Bio to Acquire AnHeart Therapeutics in All-Stock Transaction

Acquisition transforms Nuvation Bio into late-stage global oncology company with potential to become a commercial organization by the end of 2025

Acquisition adds taletrectinib, a next-generation, potentially best-in-class ROS1 inhibitor with Breakthrough Therapy Designations currently completing two pivotal studies for the treatment of patients with ROS1-positive non-small cell lung cancer (NSCLC)

Acquisition also adds safusidenib, a potentially best-in-class mutant IDH1 inhibitor currently being evaluated in a global Phase 2 study of patients with grades 2 and 3 IDH1-mutant glioma

All-stock transaction preserves Nuvation Bio’s robust cash balance and enables development of both new assets and current pipeline without a need to raise capital in the near term

New York, NY, March 25, 2024 – Nuvation Bio Inc. (NYSE: NUVB), a biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel therapeutic candidates, and AnHeart Therapeutics Ltd. (AnHeart), a global clinical-stage biopharmaceutical company developing novel precision therapies for people with cancer, today announced that the companies have entered into a definitive agreement for Nuvation Bio to acquire AnHeart in an all-stock transaction (the Acquisition). Immediately following the closing of the Acquisition, the former shareholders of AnHeart will own approximately 33% and the current stockholders of Nuvation Bio will own approximately 67% of Nuvation Bio on a fully diluted basis. The Acquisition, which has been approved by the board of directors of each company and is subject to approval by AnHeart’s shareholders and other customary closing conditions, will position Nuvation Bio as a late-stage global oncology company with multiple programs in clinical development. The Acquisition is expected to close in the second quarter of 2024.

“This transaction represents a significant milestone for our company and reflects Nuvation Bio’s continued commitment to developing therapies for patients with the most difficult-to-treat cancers,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “AnHeart’s lead asset, taletrectinib, which will become our lead asset as it completes two pivotal studies, is a differentiated, next-generation ROS1 inhibitor with a potentially best-in-class profile that may overcome the significant limitations of existing therapies. We are impressed by what the AnHeart team has done to develop this asset and intend to build on the progress made to date.”

Dr. Hung added, “Nuvation Bio is well capitalized, and this all-stock transaction maintains our robust cash balance and removes any need for near-term financing to develop both new assets and our current pipeline. With our combined talented teams and resources, we will continue to focus on executing the development strategy for our differentiated pipeline. We expect this deal will bring Nuvation Bio much closer to realizing our goal of delivering novel cancer therapies to patients, and we look forward to this exciting next chapter together with the AnHeart team.”

“AnHeart, named for our deep sense of service to patients, has worked tirelessly over the past five years to advance our pipeline of next-generation precision oncology medicines. We are excited to continue our mission as part of Nuvation Bio given their shared vision to improve the lives of people with cancer,” said Junyuan Jerry Wang, Ph.D., Co-Founder and Chief Executive Officer of AnHeart. “We believe the pipeline and financial strength of the combined company have the potential to create a market leader, and we look forward to working with David and the Nuvation Bio team to bring new cancer therapies to patients in need of better options.”

Management and Organization

Nuvation Bio will continue to be led by its current management team, including David Hung, M.D., its Founder, Chief Executive Officer, and President, and expects AnHeart’s employees in China and the United States to join the Nuvation Bio team. Following the closing of the Acquisition, Min Cui, Ph.D., Founder and Managing Director of Decheng Capital, an investor in AnHeart, and Junyuan Jerry Wang, Ph.D., Co-Founder and Chief Executive Officer of AnHeart, will join the Nuvation Bio board of directors.

Transaction Details

At the closing of the Acquisition, Nuvation Bio will issue to the AnHeart securityholders, in exchange for all outstanding AnHeart shares, options, and other securities, approximately 43,590,197 shares of Nuvation Bio’s Class A common stock (inclusive of the shares of Class A common stock underlying the AnHeart equity awards to be assumed by Nuvation Bio), 851,212 shares of Nuvation Bio’s Series A Non-Voting Convertible Preferred Stock, and warrants collectively exercisable for 2,893,731 shares of Nuvation Bio’s Class A common stock at an exercise price of $11.50 per share.

Subject to approval by the Nuvation Bio stockholders (the Nuvation Bio Stockholder Approval), each share of Series A Non-Voting Convertible Preferred Stock issued by Nuvation Bio in the Acquisition will initially be convertible into 100 shares of Class A common stock. Additionally, the warrants issued in the Acquisition will be restricted until receipt of the Nuvation Bio Stockholder Approval. Any shareholders of AnHeart who are not accredited investors will receive cash for their AnHeart shares in lieu of receiving Nuvation Bio securities.

The holders of approximately 90% of AnHeart’s outstanding shares have entered into voting agreements, pursuant to which they have agreed to, among other matters, vote in favor of the Acqusition.

In connection with the execution of the definitive merger agreement, Dr. Hung entered into a voting agreement, pursuant to which he agreed to vote his shares of Nuvation Bio stock, representing approximately 27% of Nuvation Bio’s outstanding shares, for the Nuvation Bio Stockholder Approval. The closing of the Acquisition does not require the approval of the Nuvation Bio stockholders.

Nuvation Bio and AnHeart intend that the Acquisition will qualify as a tax-free reorganization. As AnHeart’s parent company after the Acquistion, Nuvation Bio will own all of AnHeart’s assets, including AnHeart’s intellectual property.

For further information regarding the terms and conditions contained in the definitive transaction agreement, please see Nuvation Bio’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the SEC) in connection with the Acquisition.

Pipeline Updates

•

Taletrectinib is being evaluated for the treatment of patients with ROS1-positive NSCLC in two pivotal Phase 2 studies, TRUST-I (NCT04395677) in China and TRUST-II (NCT04919811), a global pivotal study. Nuvation Bio will continue to advance both studies.

•

Taletrectinib has been granted Breakthrough Therapy Designations by the U.S. Food and Drug Administration (FDA) and China’s National Medical Products Administration (NMPA) for the treatment of advanced or metastatic ROS1-positive NSCLC.

•

The NMPA has accepted and granted Priority Review Designation to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC who either have or have not previously been treated with ROS1 TKIs.

•

Nuvation Bio will continue to develop safusidenib, a novel, selective, potent, oral mIDH1 inhibitor being evaluated by AnHeart in a global Phase 2 study (NCT05303519) in patients with grades 2 and 3 IDH1-mutant glioma.

•

Nuvation Bio will continue to advance all clinical studies for its internally discovered pipeline candidates, including the Phase 1b studies of NUV-868 and the recently initiated Phase 1/2 study of NUV-1511.

Conference Call

Nuvation Bio will schedule a conference call to discuss the acquisition after it has closed.

Advisors

Evercore is acting as Nuvation Bio’s exclusive financial advisor and Cooley LLP is acting as legal counsel, alongside Morrison & Foerster LLP as intellectual property counsel, Haiwen & Partners as Chinese legal counsel, and Conyers as Cayman Islands legal counsel. Davis Polk & Wardwell LLP is acting as legal counsel for AnHeart, alongside Fangda Partners as Chinese legal counsel and Walkers (Cayman) LLP as Cayman Islands legal counsel.

About Nuvation Bio

Nuvation Bio is a biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel therapeutic candidates. Nuvation Bio’s proprietary portfolio includes mechanistically distinct oncology therapeutic product candidates, each targeting some of the most difficult-to-treat types of cancer. Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York and San Francisco. For more information, please visit www.nuvationbio.com and https://www.linkedin.com/company/nuvationbio/.

About AnHeart Therapeutics

AnHeart Therapeutics is a global clinical-stage biopharmaceutical company developing novel precision therapies for people with cancer. AnHeart’s lead investigational therapy, taletrectinib, is a next-generation ROS1-inhibitor currently in pivotal Phase 2 trials for ROS1-positive non-small cell lung cancer (NSCLC). Taletrectinib has been granted Breakthrough Therapy Designations by both the U.S. Food and Drug Administration (FDA) and the China National Medical Products Administration (NMPA). China’s NMPA has accepted and granted Priority Review Designations to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC who either have or have not previously been treated with ROS1 TKIs. AnHeart’s second investigational therapy, safusidenib, is a mIDH1-inhibitor being evaluated in a Phase 2 trial for IDH1-mutant glioma.

AnHeart owns global rights to taletrectinib, except in Greater China, Japan and Korea, where AnHeart licensed commercial rights to Innovent Biologics, Nippon Kayaku and NewG Lab, respectively. AnHeart owns global rights to safusidenib excluding Japan, where Daiichi Sankyo retains development and commercial rights. AnHeart’s mission is to improve the lives of people with cancer. AnHeart is supported by leading life sciences investors and has built an organization with deep oncology drug discovery and development expertise, with offices in New York and Shanghai. For more information, visit https://www.anhearttherapeutics.com/ and https://www.linkedin.com/company/anheart-therapeutics-official/.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, those under the captions “Management and Organization” and “Transaction Details” above and statements regarding the anticipated closing of the Acquisition, expected timing of establishing a commercial organization, potential therapeutic benefit of Nuvation Bio and AnHeart’s product candidates, advancement of clinical studies for such product candidates, and the sufficiency of Nuvation Bio’s current cash balance to fund ongoing activities. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the risk that the Acquisition may not close due to the failure of closing conditions to be satisfied or other reasons and the challenges associated with conducting drug discovery and initiating or conducting clinical trials due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-K filed with the SEC on February 29, 2024, under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Nuvation Bio Investor Contact:

ir@nuvationbio.com

Nuvation Bio Media Contact:

nuvation@argotpartners.com